                                                                EXHIBIT 12.3

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)



                                       Six Months
                                         Ended                      Fiscal Year Ended September 30
                                                      ----------------------------------------------------------
                                     March 31, 1997     1996        1995        1994        1993        1992
                                     --------------   --------    ---------   --------   ----------   ----------
Earnings
  Income (loss) from continuing
    operations                      $      30,381   $ 140,656   $ 100,539   $ (11,351) $   53,174   $   45,557
  Add:
    Loss from unconsolidated
       affiliate                                                              117,158       2,538
    Provision for income taxes             25,871      85,512      63,938      32,904      34,621       29,777
    Fixed charges                          32,987      59,514      42,138      32,389      25,707       20,188
                                    -------------   ---------   ---------   ---------  ----------   ----------
  Earnings, as adjusted       (A)   $      89,239   $ 285,682   $ 206,615   $ 171,100  $  116,040   $   95,522
                                    =============   =========   =========   =========  ==========   ==========


Fixed charges
  Other interest expense, including
    interest on capital leases      $      19,801   $  37,179   $  21,672   $ 16,118   $   15,382       11,400
  Estimated interest component of
    rental expense                         13,186      22,335      20,466     16,271       10,325        8,788
                                    -------------   ---------   ---------   --------   ----------   ----------
  Total fixed charges         (B)   $      32,987   $  59,514   $  42,138   $ 32,389   $   25,707   $   20,188
                                    =============   =========   =========   ========   ==========   ==========


Ratio of earnings to fixed charges
           (A) divided by (B)                 2.7 *       4.8         4.9        5.3          4.5          4.7
                                              ---         ---         ---        ---          ---          ---

* Excluding the effect of the extraordinary loss, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the six months ended 3/31/97 is 3.3.